Exhibit 99

FOR IMMEDIATE RELEASE
August 7, 2003

IDACORP Reports Second Quarter Results;
Reaffirms 2003 Earnings Guidance

BOISE - IDACORP, Inc. (NYSE:IDA) today reported a net loss of $0.9 million or 2 cents per share for the second quarter of 2003 due to continued losses related to the wind down of the energy trading business at IDACORP Energy, the effects of intra-period tax allocations, the continued impact of below normal hydroelectric generating conditions, and increases in operating expenses at Idaho Power.

Year-to-date IDACORP has recorded a net loss of $4.0 million or 10 cents per share.  Last year's earnings were 8 cents per share for the second quarter and 74 cents per share for the first half of the year.

"Certainly these results do not meet our expectations or those of our shareholders," said IDACORP President and Chief Executive Officer Jan B. Packwood.  "However, by continuing to manage through the ongoing drought conditions, combined with the expected reversal of the tax allocation impacts, we remain confident that we will achieve our previously stated earnings guidance for 2003.

"Our main emphasis for the remainder of this year and into 2004 will continue to be strengthening our balance sheet and focusing on our utility operations," he added.  "This requires the continued evaluation of the company's capital spending program, the company's dividend policy, and filing for general rate relief this fall."

The company reaffirms its 2003 annual earnings guidance at between 90 cents and $1.15 per share.  The guidance for the utility is reaffirmed at $1.20 to $1.40 per share.

Business Operations

IDAHO POWER COMPANY

            Idaho Power Company contributed 31 cents per share to second quarter results and 67 cents per share year-to-date.  Last year Idaho Power's earnings were 33 cents per share in the second quarter and 91 cents per share for the first half of the year. Though the second quarter results were nearly the same as last year's depressed earnings, the year-to-date results demonstrate the continuing impact of below-normal hydroelectric generating conditions in the service area; reduced customer energy sales due to weather; and increases in pension, depreciation, and thermal plant maintenance expenses.

            General business revenues decreased $21.0 million in the second quarter compared to a year ago due to the effects of the Power Cost Adjustment order from the Idaho Public Utilities Commission on May 13 that resulted in an approximate 18 percent reduction to Idaho Power's overall retail rates.  Revenues from off-system sales were $8.9 million higher in this year's second quarter due to increased volumes along with higher wholesale electricity prices.

Below-normal water conditions continue to affect the company's hydroelectric production.  April-July inflows into Brownlee Reservoir, Idaho Power's key water storage facility, were 3.5 million acre-feet (maf).  Historically, the average inflow into the reservoir over the period is 6.3 maf.  In 2002 and 2001, the inflows were 3.2 and 2.4 maf, respectively.

IDACORP ENERGY

IDACORP Energy recorded a loss of 11 cents per share for the quarter and a loss of 39 cents per share year-to-date.  General and administrative expenses associated with continued performance of existing contracts along with legal expenses related to regulatory and legal disputes are the primary cause of the second quarter loss.  The year-to-date results also reflect the settlement costs of reaching resolution in three legal disputes, which were recorded in the first quarter.

OTHER SUBSIDIARIES

            IDACORP Financial contributed 7 cents per share to second quarter earnings and 13 cents per share year-to-date.  Ida-West Energy earned 1 cent per share for the second quarter and 1 cent per share for the first half of 2003.  IDACOMM recorded a 3-cent-per-share loss during the quarter and a 3-cent per share loss year-to-date.  IdaTech lost 3 cents per share for the quarter and has lost 5 cents per share so far this year.

INCOME TAXES

            Generally accepted accounting principles require companies to apply an estimated annual effective tax rate to interim periods, which has had the effect of deferring significant intra-period tax benefits from the first and second quarters to later in the year.  The tax benefits deferred consist primarily of Section 42 low-income housing tax credits recorded at IDACORP Financial.  This adjustment is not expected to have an impact on IDACORP's annual earnings because the adjustment will reverse and flow into earnings during the remainder of the year.

DIVIDEND DISCUSSION

            The amount and timing of dividend payments on IDACORP's common stock are within the sole discretion of IDACORP's Board of Directors.  The Board of Directors reviews the common dividend rate quarterly to determine its appropriateness in light of IDACORP's current and long-term financial position and results of operations, capital requirements, rating agency requirements, legislative and regulatory developments affecting the electric utility industry in general and Idaho Power Company in particular, competitive conditions and any other factors the Board of Directors deems relevant.

            The company is challenged by operating results that are significantly below the current annual dividend.  With the wind down of IDACORP Energy, the long-term sustainability of the dividend is primarily dependent upon the earnings and operating cash flow generated by Idaho Power.  Idaho Power's earnings and operating cash flow depend on many factors, but the most significant are weather and hydroelectric generating conditions, the ability to obtain rate relief to cover operating costs, and capital spending requirements.  The impacts of lower-than-anticipated cash flows in 2003, expected increases in investments in utility plant in 2004 and 2005, and credit quality considerations also are factors being considered. Because of these factors the company's ability to sustain the level of dividends paid in the past is less certain and it is possible the Board of Directors may reduce the dividend as early as 2003.  The Board of Directors will continue to evaluate these and other factors in determining the appropriate and sustainable level of payout to IDACORP shareholders going forward. The Board has made no determination at this time as to the long-term sustainability of the existing dividend on common stock.

Conference Call

            The company will hold an analyst conference call today at 2:30 p.m. Mountain (4:30 p.m. Eastern).  All parties interested in listening may do so through a live Web cast.  Details of the conference call logistics are posted on the company's website (http://www.idacorpinc.com).  A replay of the conference call will be available on the company's website for a period of 12 months.

Background Information

            Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprising Idaho Power, a regulated electric utility; Ida-West Energy, a manager and developer of independent power projects; IDACORP Financial, an investment vehicle that makes investments primarily in low-income housing projects; IdaTech, a developer of fully integrated fuel cell systems; IDACOMM, a telecommunications subsidiary providing high-speed Internet access technologies; Velocitus, a commercial and residential Internet service provider; and IDACORP Energy, a marketer of energy and energy-related products and services that is winding down its operations.

            Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP and Idaho Power believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Important factors that could cause actual results to differ materially from the forward-looking statements include: changes in governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the Idaho Public Utilities Commission (IPUC) and the Oregon Public Utility Commission (OPUC), with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs) and other refund proceedings; litigation resulting from the energy situation in the western United States; economic, geographic and political factors and risks; changes in and compliance with environmental and safety laws and policies; weather variations affecting customer energy usage; operating performance of plants and other facilities; system conditions and operating costs; population growth rates and demographic patterns; pricing and transportation of commodities; market demand and prices for energy, including structural market changes; changes in capacity and fuel availability and prices; changes in tax rates or policies, interest rates or rates of inflation; changes in actuarial assumptions; adoption of or changes in critical accounting policies or estimates; exposure to operational, market and credit risk in energy trading and marketing operations; changes in operating expenses and capital expenditures; capital market conditions; rating actions by Moody's, Standard & Poor's and Fitch; competition for new energy development opportunities; results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions; natural disasters, acts of war or terrorism; legal and administrative proceedings (whether civil or criminal) and settlements that influence business and profitability; and new accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.  Any such forward-looking statements should be considered in light of such factors and others noted in the companies' Form10-K for the year 2002, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and other reports on file with the Securities and Exchange Commission.

IDACORP, Inc.

Consolidated Statements of Operations
For Periods Ended June 30, 2003 and 2002
(Unaudited)
Summary Financial Information
(Thousands of Dollars, except per share data)

	Three Months Ended		Year-To-Date
	6/30/03	6/30/02	6/30/03	6/30/02
Operating Revenues:
Electric utility:
General business	$166,613	$187,564	$341,675	$373,684
Off system sales	19,839	10,976	38,447	31,135
Other revenues	11,176	11,041	20,928	19,862
Total electric utility revenues	197,628	209,581	401,050	424,681
Energy marketing	(1,053)	(3,049)	2,540	17,931
Other	3,701	3,300	8,614	6,813
Total Operating Revenues	200,276	209,832	412,204	449,425

Operating Expenses:
Electric Utility:
Purchased power	32,019	31,184	45,625	61,374
Fuel expense	23,908	21,708	49,446	49,636
Power cost adjustment	25,383	42,165	77,230	76,225
Other operations & maintenance	59,537	53,351	110,122	102,611
Depreciation	24,279	23,184	48,413	46,355
Taxes other than income taxes	5,251	5,160	10,408	10,346
Total electric utility expenses	170,377	176,752	341,244	346,547

Energy marketing:
Cost of energy commodities and services	(15)	13,005	3,705	24,467
Selling, administrative & general	6,481	4,551	13,184	10,583
Net loss (gain) on legal disputes	-	-	10,938	(2,775)
Other	9,433	7,781	17,699	15,603
Total Operating Expenses	186,276	202,089	386,770	394,425

Operating Income (Loss):
Electric utility	27,251	32,829	59,806	78,134
Energy marketing	(7,519)	(20,605)	(25,287)	(14,344)
Other	(5,732)	(4,481)	(9,085)	(8,790)
Total Operating Income	14,000	7,743	25,434	55,000

Other Income
	1,402	2,464	4,002	7,558

Interest Expense and Other:
Interest on long-term debt	14,449	12,237	29,642	25,554
Other interest expense	966	2,924	2,012	6,572
Preferred dividends -Idaho Power Co	866	1,298	1,734	2,660
Total Interest and Other	16,281	16,459	33,388	34,786

Income (Loss) Before Income Taxes	(879)	(6,252)	(3,952)	27,772

Income Taxes	-	(9,329)	-	-

Net Income (Loss)	$(879)	$3,077	$(3,952)	$27,772

Average Common Shares
Outstanding (000's)	38,196	37,665	38,169	37,613

Earnings (loss) per Share
(Basic and Diluted)	$(0.02)	$0.08	$(0.10)	$0.74

IDACORP, Inc.
Consolidated Statements of Cash Flows
For Six Months Ended June 30, 2003 and 2002
(Unaudited)
Summary Financial Information
(Thousands of Dollars)

	Six Months Ended
	6/30/03	6/30/02
Operating Activities:
Net income (loss)	$(3,952)	$27,772
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net non-cash loss on legal disputes	10,938	-
Allowance for uncollectible accounts	(263)	-
Unrealized (gains) losses from energy marketing activities	11,691	58,165
Depreciation and amortization	65,744	57,222
Deferred taxes and investment tax credits	(54,465)	(45,137)
Accrued PCA costs	75,314	71,892
Change in:
Receivables and prepayments	68,929	23,667
Accounts payable	(76,246)	(121,952)
Taxes receivable/accrued	38,928	67,760
Other	862	(15,485)
Net cash provided by operating activities	137,480	123,904

Investing Activities	(64,303)	(103,029)

Financing Activities:
Proceeds from issuance of other long-term debt	165,475	-
Retirement of long-term debt	(167,329)	(57,521)
Increase (decrease) in short-term borrowings	(57,150)	47,650
Dividends on common stock	(35,487)	(34,980)
Other	(1,297)	4,394
Net cash used in financing activities	(95,788)	(40,457)

Net decrease in cash and cash equivalents	(22,611)	(19,582)

Cash and cash equivalents beginning of period	42,736	66,688

Cash and cash equivalents at end of period	$20,125	$47,106

IDACORP, Inc.
Consolidated Balance Sheets
As of June 30, 2003 and December 31, 2002
(Unaudited)
Summary Financial Information
(Thousands of Dollars)

	6/30/03	12/31/02

Assets
Cash and cash equivalents	$20,125	$42,736
Receivables net of allowance	97,042	156,206
Energy marketing assets	68,006	85,138
Other current assets	114,144	117,488
Total current assets	299,317	401,568

Investments	208,437	206,348
Property, plant and equipment-net	1,910,695	1,906,498

Energy marketing assets - long-term	42,953	64,733
Regulatory assets	409,452	482,159
Other assets	165,684	191,332
Total other assets	618,089	738,224

Total Assets	$3,036,538	$3,252,638

Liabilities And Shareholders' Equity
Current maturities of long-term debt	$62,788	$89,592
Notes payable	119,050	176,200
Accounts payable	51,539	130,930
Energy marketing liabilities	30,726	59,917
Other current liabilities	159,250	119,851
Total current liabilities	423,353	576,490

Deferred income taxes	536,119	595,639
Energy marketing liabilities - long-term	52,193	51,761
Regulatory liabilities	114,663	114,247
Other liabilities	93,402	87,605
Total other liabilities	796,377	849,252

Long-term debt	923,721	898,676
Preferred stock of Idaho Power Co	52,562	53,393
Shareholders' equity	840,525	874,827

Total Liabilities & Shareholders' Equity	$3,036,538	$3,252,638

Idaho Power Company Supplemental Operating Statistics

	Three Months Ended		Year-To-Date
	6/30/03	6/30/02	6/30/03	6/30/02
Energy Use - MWh

Residential	936,589	887,471	2,136,280	2,243,534
Commercial	820,559	836,400	1,663,652	1,714,001
Industrial	758,588	790,392	1,528,153	1,564,059
Irrigation	675,637	666,443	676,706	669,171
Total General Business	3,191,373	3,180,706	6,004,791	6,190,765
Off-System Sales	568,716	431,027	981,775	1,252,983
Total	3,760,089	3,611,733	6,986,566	7,443,748

Revenue ($000's)

Residential	$60,031	$60,948	$144,239	$155,102
Commercial	42,450	47,863	90,860	96,449
Industrial	29,661	43,530	71,920	86,649
Irrigation	34,471	35,223	34,656	35,484
Total General Business	166,613	187,564	341,675	373,684
Off-System Sales	19,839	10,976	38,447	31,135
Total	$186,452	$198,540	$380,122	$404,819

Customers - Period End

Residential	348,248	339,081
Commercial	54,136	52,836
Industrial	116	114
Irrigation	16,972	16,691
Total	419,472	408,722

IDACORP Energy Unconsolidated Operating Statistics $(000)'s
(Unaudited)

	Three Months Ended		Year-To-Date
	6/30/03	6/30/02	6/30/03	6/30/02

Value at Risk:
End of period 95% confidence level	$197	$1,072	$197	$1,072
End of period 99% confidence level	$278	$1,516	$278	$1,516
Avg. over period (95% confidence)	$205	$1,487	$313	$1,440

Settled Volume:
Electricity (mwh's)	3,371,171	13,522,259	8,156,231	26,520,038
Natural Gas (mmbtu's)	8,450	11,706,894	2,255,881	23,880,601